Exhibit 99.4

McAfee Completes the Divestiture of its Enterprise Business to Symphony Technology Group (STG)

SAN JOSE, Calif.—(BUSINESS WIRE) – Jul 27, 2021– McAfee Corp. (Nasdaq: MCFE), a global leader in online protection, announced today the completion of the previously announced transaction to sell certain assets and the assumption of certain liabilities of McAfee’s Enterprise business to a consortium led by Symphony Technology Group (STG) in an all-cash transaction for $4.0 billion.

The divestiture of the Enterprise business reflects McAfee’s commitment to singularly focus on the consumer business and to further accelerate its strategy as a leader in online protection as a pure-play consumer cybersecurity company.

As previously announced, McAfee expects to use a portion of the proceeds from the transaction to repay approximately $1 billion of existing indebtedness, and also pay a one-time special cash dividend of $4.50 per share of McAfee Corp.’s Class A common stock. McAfee will discuss the transaction’s impact in greater detail when it releases its second quarter results on August 10.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as financial advisors, and Ropes & Gray LLP and Baker McKenzie LLP are acting as legal advisors, to McAfee.

UBS Investment Bank, Jefferies LLC and BofA Securities are acting as financial advisors, and Paul Hastings LLP is acting as legal advisor, to STG. UBS Investment Bank, Jefferies Finance LLC and Bank of America are providing financing for the acquisition.

About McAfee

McAfee is a global leader in online protection. www.mcafee.com

Investors:

Eduardo Fleites

investor@mcafee.com

Media:

media@mcafee.com